Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated March 11, 2019 to Prospectus dated June 30, 2017

Registration No. 333-219088

DOMINION ENERGY, INC.

FINAL TERM SHEET

March 11, 2019

	2019 Series A 4.60% Senior Notes due 2049	2018 Series B 4.25% Senior Notes due 2028
Issuer:	Dominion Energy, Inc.	Dominion Energy, Inc.

Principal Amount:	$400,000,000	$200,000,000 (Reopening of notes issued on June 5, 2018)

Expected Ratings (Moody’s/S&P/Fitch)*:	Baa2 (stable outlook) BBB (stable outlook) BBB+ (stable outlook)	Baa2 (stable outlook) BBB (stable outlook) BBB+ (stable outlook)

Trade Date:	March 11, 2019	March 11, 2019

Settlement Date (T+2):	March 13, 2019	March 13, 2019

Final Maturity Date:	March 15, 2049	June 1, 2028

Interest Payment Dates:	March 15 and September 15	June 1 and December 1

First Interest Payment Date:	September 15, 2019	June 1, 2019

Optional Redemption:	Make Whole Call at T+ 25 bps prior to September 15, 2048; Par Call on or after September 15, 2048	Make Whole Call at T+25 bps prior to March 1, 2028; Par Call on or after March 1, 2028

Treasury Benchmark:	3.375% due November 15, 2048	2.625% due February 15, 2029

Benchmark Yield:	3.022%	2.641%

Spread to Benchmark:	+158 bps	+123 bps

Reoffer Yield:	4.602%	3.871%

Coupon:	4.60%	4.25%

Price to Public:	99.967%	102.847%, plus accrued interest from, and including, December 1, 2018 to, but excluding, March 13, 2019. The total amount of accrued interest on March 13, 2019 will be $2,408,333.33.

Proceeds to the Company Before Expenses:	99.092%	102.197%, plus accrued interest from, and including, December 1, 2018 to, but excluding, March 13, 2019.

CUSIP/ISIN:	25746UCZ0/US25746UCZ03	25746UCY3/US25746UCY38

Joint Book-Running Managers:	Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC	Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated March 11, 2019, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling:

Scotia Capital (USA) Inc.	1-800-372-3930 (toll free)
SMBC Nikko Securities America, Inc.	1-888-868-6856 (toll free)
TD Securities (USA) LLC	1-855-495-9846 (toll free)

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.